Exhibit 10 (c)
SONOMA NATIONAL BANK

AMENDED EXECUTIVE SALARY CONTINUATION AGREEMENT

This Agreement is made and entered into as of February 14, 2006 (the “Effective Date”) by and between Sonoma National Bank, a national banking association, (the "Bank"), and David F. Titus, (the "Executive").

WITNESSETH:

WHEREAS, the Bank employs the Executive to serve as its Senior Lending Officer;

WHEREAS, the Bank and the Executive entered into an Executive Salary Continuation Agreement (“the Agreement”), effective June 1, 1993, providing for certain benefits to the Executive upon his death, disability or retirement;

WHEREAS, as of the Effective Date, the parties desire to make certain amendments and changes to the Agreement to clarify their original intent and to provide and set forth in one document, to be effective upon the date set forth below until termination of this Amended Agreement, those benefits herein specified to be provided to the Executive upon his death, disability or retirement;

WHEREAS, the parties continue to agree that the Executive's experience, knowledge of the affairs of the Bank, reputation and contacts in the industry are so valuable that assurance of his continued service is essential for the future growth and profits of the Bank, and it is in the best interest of the Bank to arrange terms of continued employment for the Executive so as to reasonably assure his remaining in the Bank’s employment during his lifetime or until the age of retirement;

WHEREAS, the Bank desires that the Executive's services be retained as herein provided, and

WHEREAS, the Executive will continue in the employ of the Bank provided the Bank agrees to pay him or his beneficiary certain benefits in accordance with the terms and conditions hereinafter set forth;

WHEREAS, this Amended Agreement is not part of any salary reduction plan or nonqualified deferred compensation plan under Section 409A of the Code and the Executive has no option to elect to accelerate or defer the payment of any benefit provided hereunder.

NOW, THEREFORE, in consideration of the services to be performed in the future as well as the mutual promises and covenants herein contained, it is agreed as follows:

ARTICLE 1
Definitions

1.1    “Bank” shall mean Sonoma National Bank, a wholly owned subsidiary of Northern Empire Bancshares (the “Company”), or any successors thereto.

1.2     “Beneficiary” shall mean the person or persons designated in writing by Executive to receive the benefits provided hereunder in the event of his death. Such designation shall be valid only if made on a form provided by the Bank, and the Bank receives the form prior to the Executive's death.

1.3     “Cause” shall mean a failure by Executive to conform with high standards of diligence, competence, skill, judgment, and efficiency in the execution of his duties on behalf of the Bank; provided, however, that Executive shall be entitled to thirty (30) days written notice and opportunity to cure prior to any termination for Cause. In addition, for purposes of this Amended Agreement, "Cause" shall include dishonesty, fraud, conviction or plea of nolo contender to a felony or of a crime involving moral turpitude, willful destruction, or theft of Bank property, willful malfeasance or gross negligence by the Executive in the performance of his duties.

1.4    “Change in Control” shall mean the occurrence of any of the following events: (a) any reorganization (as defined in Section 181 of the California Corporations Code), merger or consolidation of the Bank in which the Bank is not the surviving organization; (b) any reorganization (as defined in Section 181 of the California Corporations Code), merger or consolidation of the Company in which the Company is not the surviving organization; (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Bank or of the Company, having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Bank or the Company and its consolidated subsidiaries, reflected in the most recent balance sheet of the Bank or the Company; or (d) any person (as such term used in Sections 13(d) and 14 (d) (2) of the Securities Exchange Act or 1934), other than the Company, becomes a beneficial owner directly or indirectly of securities of the Bank representing twenty-five percent (25%) of the combined voting power of the Bank's then-outstanding securities.

1.5    “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6     “Disability” shall mean any disability that would meet the definition of a permissible payment event pursuant to Section 409A(2)(C) of the Code.

1.7    “Retirement” shall mean any termination of employment (other than for Cause) that occurs after Executive has attained Retirement Age. “Retirement Age” shall be age fifty-eight (58).

ARTICLE 2
Conditions to Receipt Benefits

2.1    Minimum Service Requirement. Executive shall be eligible to receive benefits under this Amended Agreement after thirteen (13) years of service with the Bank, with such service credited from January 1, 1993 (i.e., as of January 1, 2006).

2.2    Distribution Schedule. Distributions under this Amended Agreement shall be in accordance with the schedule described herein for the applicable distribution event. Executive shall have no discretion to accelerate or defer any of the scheduled payments other than in accordance with Section 409A of the Code and its applicable regulations.

2.3    Maximum Benefit. The maximum benefit payable under this Amended Agreement shall be Two Million Four Hundred Thousand Dollars ($2,400,000).

2.4    Payment Period. Except as otherwise indicated below, payments in accordance with this Amended Agreement shall be made monthly for a period of twenty (20) years (two hundred forty (240) months).

ARTICLE 3
Retirement

3.1    Retirement. Beginning no later than March 15 of the year immediately following his Retirement from the Bank, Executive shall be entitled to receive the annual sum of One Hundred Thousand Dollars ($100,000) for the duration of the Payment Period, payable in equal monthly installments.

3.2    Early Retirement. In the event Executive retires from employment with the Bank after achieving the Minimum Service Requirement but prior to reaching Retirement Age, he shall be entitled to receive annual payments during the Payment Period as follows:

13 years of service:	$75,000
14	$80,000
15	$85,000
16	$90,000
17	$95,000
18 and thereafter	$100,000

Notwithstanding the date of early retirement, the Payment Period shall begin no later than March 15 of the year immediately following the year in which Executive reaches Retirement Age.

3.3    Death After Retirement. If the Executive dies after Retirement but prior to receiving the full amount of monthly payments to which he is entitled under this Article 3, the Bank will continue to make such monthly payments to his Beneficiary.

ARTICLE 4
Death or Disability

4.1    Death Prior to Retirement. In the event that the Executive should die while actively employed by the Bank at any time after Effective Date, the Bank will pay the annual sum of One Hundred Thousand dollars ($100,000) to the Beneficiary for the duration of the Payment Period. The Payment Period shall commence no later than six (6) months after the date of death.

4.2    Disability. In the event that Executive employment is terminated as a result of Disability prior to attaining Retirement Age, the Bank will pay the annual sum of One Hundred Thousand dollars ($100,000) to the Beneficiary for the duration of the Payment Period. The Payment Period shall begin no later than March 15, of the year immedicately following his termination

ARTICLE 5
Termination other than for Retirement

5.1    Termination for Cause. If the Executive is Terminated for Cause prior to Retirement, then he shall be entitled to the benefits payable with respect to early retirement under Section 3.2 above; provided, however, that the Payment Period shall be for one year (12 months) only.

5.2    Vesting on a Change in Control. Notwithstanding anything to the contrary contained herein, in the event of a Change in Control, the early benefits schedule described in 3.2 above shall become fully vested and annual benefits payable as a result of any termination hereunder (including for early retirement, Disability and Cause) shall be $100,000, subject to the applicable Payment Period and timing conditions described herein. If such vesting results in any payment that would be an “Excess Parachute Payment” under Section 280G of the Code, the Bank shall take whatever steps are necessary to ensure that Executive receives the full benefit to which he is entitled hereunder, including (by way of example only), extending the Payment Period and/or grossing up the payment to cover any additional excise taxes.

ARTICLE 6
Miscellaneous

6.1    Funding of Amended Agreement. The Bank may, but is not required to, voluntarily invest in a life insurance policy, insuring the life of the Executive, to help fulfill its obligations to pay benefits to the Beneficiary of Executive pursuant to this Amended Agreement. The specified benefits are payable to the Executive or his beneficiaries pursuant to the terms of this Amended Agreement, whether or not such life insurance is purchased by or payable to the Bank. In the event the Bank purchases life insurance, insuring the life of the Executive, the cash surrender value of such life insurance shall belong to and be a general asset of the Bank.

6.2    Termination or Modification. This Amended Agreement is the entire agreement between the parties on this subject matter and may not be modified or abrogated orally or by course of dealing, but only by another instrument in writing duly executed by the parties.

6.2    Prohibition Against Assignment by Executive. Neither Executive nor his Beneficiary shall have the right to assign the benefits payable under this Amended Agreement without the written permission of the Bank.

6.3    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state of California, without regard to any applicable conflicts of law rules.

6.4    Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

6.5    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.6    Compliance with Section 409A of the Code . This Agreement is intended to constitute an enforceable contract for the payment of certain retirement and death benefits. This Amended Agreement is not intended to be a funded pension plan under the Employee Retirement Income Security Act of 1974, nor is it intended to constitute a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code. Notwithstanding the foregoing, in the event this Agreement and/or any benefit paid to the Employee hereunder is deemed to be subject to Section 409A of the Code, this Agreement shall be amended as reasonably necessary to bring this Agreement and/or any such benefit into compliance with Section 409A of the Code, without reducing the amounts of any benefits due to the Employee hereunder.

6.7    Participation in Other Plans. Nothing contained in this Agreement shall be construed to alter, abridge or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit sharing, group insurance, bonus or similar employee plans which the Bank may now or hereafter have.

6.8    Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate his employment.

IN WITNESS WHEREOF, the Bank has caused this to be duly executed by its Chairman of the Board and its corporate seal affixed, duly attested by its Secretary, and the Executive has hereunto set his hand at Santa Rosa, California.

EXECUTIVE:	SONOMA NATIONAL BANK

/s/ David F. Titus	/s/ James B. Keegan, Jr.
David F. Titus	Title: Chairman of the Board